PRESS RELEASE
Investor Relations:        Media:
New York: +1 (917) 663 2233    Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666
Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (“PMI”) TO ACQUIRE REMAINING
20% INTEREST IN ITS MEXICAN SUBSIDIARY

NEW YORK, May 21, 2013 - Philip Morris International Inc. (NYSE / Euronext Paris: PM) announces that Grupo Carso, S.A.B. de C. V. (“Grupo Carso”) will sell to PMI its 20% interest in Philip Morris Mexico, S.A. de C.V. (“PMM”), PMI's Mexican tobacco business. The final purchase price, currently estimated to be approximately $700 million, will be determined by a pre-agreed formula. It is subject to a potential adjustment based on PMM's actual performance over three years ending two fiscal years after the closing of the purchase. The transaction, as a result of which PMI will own 100% of PMM, is expected to be completed by September 30, 2013, subject to the approval of the Mexican antitrust authority, and is projected to be immediately marginally accretive to PMI's earnings per share as of the fourth quarter of 2013.
PMI's relationship with Grupo Carso, and its founder Carlos Slim Helú, spans more than 30 years. "We would like to express our profound gratitude to Carlos Slim Helú and Grupo Carso, with whom we have built a successful partnership that has positioned PMM as the leading tobacco company in Mexico," said André Calantzopoulos, Chief Executive Officer of PMI. "We have benefited greatly from our partnership with Grupo Carso and we remain confident in our ability to excel in this important market in the years ahead,” added James Mortensen, PMI's President, Latin America and Canada Region.
“After more than 30 years of a very successful partnership of great harmony and cooperation that led PMM to continuous market share growth in the Mexican tobacco market, it is now time to leave PMM in the hands of one of the best management teams and organizations in the world, led by Louis C. Camilleri and André Calantzopoulos,” expressed Mr. Carlos Slim Helú on behalf of Grupo Carso. Mr. Carlos Slim Helú is a member of the Board of Directors of PMI.
In 2012, PMI's market share of Mexico's total tax-paid cigarette industry volume of 33.6 billion cigarettes was 73.5%. PMI's flagship brand, Marlboro, is the leading brand in Mexico with a market share in 2012 of 53.6%.

Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.